EXHIBIT 99.1

INVESTOR CONTACT Scott Wylie, Vice President Investor Relations (408) 544-6996 swylie@altera.com	MEDIA CONTACT Mark Plungy, Senior Manager Public Relations (408) 544-6397 newsroom@altera.com
ALTERA UPDATES THIRD QUARTER REVENUE GUIDANCE
San Jose, Calif., September 7, 2010—Altera Corporation (NASDAQ: ALTR) today announced that, based on quarter-to-date results and the company’s outlook for the remainder of the quarter, third quarter revenue is now expected to be 10 to 14 percent above second quarter levels. The company’s prior guidance was for sequential growth of 4 to 8 percent.
Growth continues to be broad. It is likely that all four of the company’s vertical markets will show sequential growth. The telecom and wireless vertical market is on track to be the fastest growing portion of the business, driven in large part by 3G wireless deployments and needs for additional wireless backhaul capacity.
The company will announce third quarter results after the market close on October 19, 2010.
Forward-Looking Statements
Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include the company’s expected third quarter sales, and the sales outlook for each of the company’s market segments. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, changes in global economic conditions, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including Stratix® III, Stratix IV, Cyclone® III and Arria® II GX FPGAs, MAX® II CPLDs as well as the HardCopy® III device family, the rate of turns business in the remainder of the quarter, product availability, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera
Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera’s FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.
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ALTERA, ARRIA, CYCLONE, HARDCOPY, MAX, MEGACORE, NIOS, QUARTUS, STRATIX and all other words that are identified as trademarks are, unless noted otherwise, Reg. U.S. Pat. & Tm. Off. and/or trademarks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holders.